UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.            )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LogicMark, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

On July 5, 2022, LogicMark, Inc. (the “Company”) issued a press release (the “Release”), regarding the Company’s upcoming Annual Meeting of Stockholders scheduled to be held on Thursday, August 25, 2022 (the “Annual Meeting”), which included a letter distributed to the Company’s stockholders on July 1, 2022 regarding the Annual Meeting from Chia-Lin Simmons, the Company’s Chief Executive Officer (the “Letter”). The Letter provides operational and financial updates since Ms. Simmons’ appointment as Chief Executive Officer in June 2021 and reminds stockholders to vote for each of the four proposals included in the Definitive Proxy Statement that the Company filed with the U.S. Securities and Exchange Commission (“SEC”) on June 30, 2022 (the “Definitive Proxy Statement”).

The Release and Letter each supplements the Definitive Proxy Statement.

Below is a copy of the Release.

LogicMark, Inc. Issues Letter to Shareholders

Louisville, KY, July 5, 2022 – LogicMark, Inc. (Nasdaq: LGMK) (the “Company” or “LogicMark”) (formerly Nxt-ID, Inc.), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, today announced its Annual Meeting of Stockholders (the “2022 Annual Meeting”) will take place August 25, 2022.

The Company issued the following letter to LogicMark shareholders.  For information about the 2022 Annual Meeting please visit https://www.logicmark.com

The full text of the letter follows.

Dear Fellow Shareholders,

As we approach our 2022 Annual Meeting of Stockholders on August 25, 2022, I am encouraged by the dramatic progress we have made since I joined the Company in June 2021. We are overcoming the challenges of the past and are establishing a strong foundation upon which we believe an improved LogicMark will flourish in the years ahead. Today’s LogicMark has the right vision, leadership, financial resources, and award-winning development capabilities to deliver on its promise of protecting the personal experience of living life to the fullest by building technology to connect, manage and monitor a loved one’s health and safety.

LogicMark is fast transforming into a technology company focused on building solutions for the new care economy, driven by our proprietary remote care and activity monitoring solutions that leverage our core business and positions us to deliver new at-home and on-the-go Direct-to-Consumer, B2B and Business-to-Government (B2G) products and monitored services.

LogicMark’s new approach combines our strong market presence within the PERS industry, GSA Schedule and the U.S. Veteran’s Administration with innovative care communications and next-level remote monitoring technologies that incorporate advanced artificial intelligence and machine learning, which will drive new and recurring revenue streams to maximize growth and shareholder value creation.

We have positioned the company for continued strong performance through the addition of new leadership at both the Senior Management and Board of Director levels, eliminating debt, implementing strong ESG policies and operational controls, improved financial condition, expanded intellectual property portfolio around Artificial Intelligence and Machine Learning for pattern recognition and fall detection and new e-commerce initiatives that will drive sustainable growth and margin expansion in the years to come.

To continue our momentum, I urge all our shareholders to vote “For” for our proposals contained within the accompanying Proxy materials as each proposal is vital for our future success.

Vote “For” for Proposal No. 1: The members of the Board of Directors each has the expertise and experience the company believes necessary to support the company’s continued transformation into a technology company focused on building solutions for the new care economy. Over the last year, the Company has added three new Board members who bring experience with technology, strategic marketing, rapid growth, and expertise in the care economy.

Vote “For” Proposal No. 2: Management considers the selection of BPM LLP to be in the best interests of the Company and its stockholders. After evaluating six potential audit firms, the Company believes that BPM is the best choice for the Company, both from a service and cost level.

Vote “For” for Proposal No 3: The Company believes that the 2022 Plan will allow it to continue to attract able directors, employees, consultants, and independent contractors and enable them to acquire and maintain Common Stock ownership in the Company. Concurrent with the adoption of this new Plan, the Company’s two existing stock incentive plan will be terminated and the potential dilution to shareholders will be reduced from 20% to 15%.

Vote “For” Proposal No. 4: The Company expects that it’s re-domestication to Nevada will measurably reduce its operating cost and will also give it a greater measure of flexibility and simplicity in corporate governance than is available under Delaware law.

I wish to thank all of our shareholders for your continued support and look forward to 2022 and beyond as a highly transformative and rewarding period for LogicMark.

Sincerely,

Chia-Lin Simmons

Chief Executive Officer

About LogicMark, Inc.

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors.  LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

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Investor Relations Contact:

CORE IR

Investor@logicmark.com

516 222 2560

Media:

Jules Abraham

917 885 7378

Below is a copy of the Letter.

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Note: Notwithstanding the foregoing or anything to the contrary contained herein, due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our stockholders, directors, management and associates, the Company is planning for the possibility that there may be limitations on attending the Annual Meeting in person, or the Company may decide to hold the Annual Meeting on a different date, at a different location or by means of remote communication (i.e., a “virtual meeting”).